Exhibit 5.1

OPINION OF GENERAL COUNSEL OF AEGON N.V.

I am the General Counsel for Aegon N.V., a public company with limited liability (naamloze vennootschap) under Dutch law (“Aegon”). I and lawyers over whom I exercise general supervision (“we”) have acted as counsel to Aegon in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of 10,000,000 additional shares of Aegon’s common shares, EUR 0.12 par value (the “Common Stock”), to be delivered pursuant to the Transamerica 401(k) Retirement Savings Plan (the “Plan”). In connection with our representation, we have examined the corporate records of Aegon, including its Articles of Association and other corporate records and documents and have made such other examinations as we consider necessary to render this opinion. In addition, for the purposes of rendering this opinion, I have assumed:

(i)	that the Registration Statement has been signed on behalf of Aegon by the persons indicated on the signature pages of the Registration Statement;
(ii)	that at the time of issuance of the Common Stock, the shareholders of Aegon have either:
(a)	resolved to issue Common Stock and, in connection therewith, to restrict or exclude pre-emptive rights of existing holders of Common Stock; or
(b)

granted authorization to the Executive Board of Aegon to, subject to approval by the Supervisory Board of Aegon, resolve to issue Common Stock and, in connection therewith, to restrict or exclude pre-emptive rights of existing holders of Common Stock;

(iii)

that at the time of issuance of the Common Stock, the Executive Board and the Supervisory Board of Aegon will have taken all actions and passed all resolutions necessary to issue Common Stock and to restrict or exclude pre-emptive rights of existing holders of Common Stock.

(iv)

that upon issuance, the number of shares of Common Stock to be issued pursuant to the Registration Statement will not exceed the number of shares authorized in the Registrant’s Articles of Association then in effect; and

(v)	that the Common Stock at the time of issuance will be issued in accordance with the terms and conditions of the Plan.

Based upon the foregoing, I am of the opinion that:

Aegon is a naamloze vennootschap (a public company with limited liability) duly organized and validly existing under the laws of the Netherlands.

The shares of Common Stock to be newly issued under the Plan will, upon payment therefor in accordance with the Plan, be validly issued, fully paid and non-assessable and such issuance will be duly authorized.

I hereby consent to the filing of this opinion as an exhibit to the registration statement referred to above and to all references to me in such registration statement.

/s/ J. ONNO VAN KLINKEN
J. Onno Van Klinken, General Counsel
The Hague, May 11, 2020